Exhibit 99.3

                        FORM OF EXCHANGE AGENT AGREEMENT

                                               _______, 1997

The Chase Manhattan Bank
450 West 33rd Street
New York, New York 10001

Ladies and Gentlemen:

      ContiFinancial Corporation (the "Company"), a Delaware corporation, hereby appoints The Chase Manhattan Bank ("Chase") to act as exchange agent (the "Exchange Agent") in connection with an exchange offer by the Company to exchange up to $200,000,000 aggregate principal amount of its 7 1/2% Senior Notes Due 2002 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its outstanding 7 1/2% Senior Notes Due 2002 (the "Old Notes" and together with the New Notes, the "Notes"). The terms and conditions of the exchange offer are set forth in a Prospectus dated March 25, 1997 (as the same may be amended or supplemented from time to time, the "Prospectus") and in the related Letter of Transmittal, which together constitute the "Exchange Offer." The registered holders of the Notes are hereinafter referred to as the "Holders." Capitalized terms used herein and not defined shall have the respective meanings described thereto in the Prospectus.

      On the basis of the representations, warranties and agreements of the Company and Chase contained herein and subject to the terms and conditions hereof, the following sets forth the agreement between the Company and Chase as Exchange Agent for the Exchange Offer:

1.    Appointment and Duties as Exchange Agent.

      a. The Company hereby authorizes Chase to act as Exchange Agent in connection with the Exchange Offer and Chase agrees to act as Exchange Agent in connection with the Exchange Offer. As Exchange Agent, Chase will perform those services as are outlined herein or which are customarily performed by an exchange agent in connection with an exchange offer of like nature, including, but not limited to, accepting tenders of Old Notes, assisting the Company in the preparation of the documentation necessary to effect the transactions herein contemplated (without assuming responsibility for such documentation, unless such information has been furnished to the Company in writing by Chase) and communicating generally regarding the Exchange Offer with brokers, dealers, commercial banks, trust companies and other persons, including Holders of the Old Notes.

      b. The Company acknowledges and agrees that Chase has been retained pursuant to this Agreement to act solely as Exchange Agent in connection with the Exchange Offer, and in such capacity, Chase shall perform such duties as are outlined herein and which are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" and in the Letter of Transmittal; provided, however, that in no way will Chase's general duty to act in good faith and without gross negligence or willful misconduct be discharged by the foregoing.

      c. Chase will examine each of the Letters of Transmittal and certificates for Old Notes and any other documents delivered or mailed to Chase by or for Holders of the Old Notes, and any book-entry confirmations (as defined in the section of the Prospectus captioned "The Exchange Offer--Acceptance For Exchange and Issuance of New Notes") received by Chase with respect to the Old Notes, to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with the instructions set forth therein and that such book-entry confirmations are in due and proper form and contain the information required to be set forth therein, and (ii) the Old Notes have otherwise been properly tendered. In each case where the Letters of Transmittal or any other documents have been improperly completed or executed or where book-entry confirmations are not in due and proper form or omit certain information, or any of the certificates for Old Notes are not in proper form for transfer or some other irregularity in connection with the tender or acceptance of the Old Notes exists, Chase will endeavor, subject to the terms and conditions of the Exchange Offer, to advise the tendering Holders of the irregularity, and if such irregularity is not corrected, to advise the Company of the same, and to take any other action as may be necessary or advisable to cause such irregularity to be corrected. Notwithstanding the above, Chase shall not be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

      d. With the approval of the President, any Senior Vice President, any Executive Vice President, any Vice President or the Treasurer or any Assistant Treasurer of the Company, (such approval, if given orally, to be confirmed in writing) or any other party designated by any such officer, Chase is authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.

      e. Tenders of Old Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer" and Old Notes shall be considered properly tendered only when tendered in accordance with such procedures set forth therein. Notwithstanding the provisions of this paragraph, Old Notes which the President, any Senior Vice President, any Executive Vice President, any Vice President or the Treasurer, any Assistant Treasurer or any other designated officer of the Company, shall approve (such approval, if given orally, to be confirmed in writing in an Officers' Certificate) as having been properly tendered shall be considered to be properly tendered.

      f. Chase shall advise the Company with respect to any Old Notes received as soon as possible after 5:00 p.m., New York City time, on June 11, 1997 and accept its instructions with respect to disposition of such Old Notes.

      g. Chase shall ensure (i) that Old Notes tendered in part are tendered in principal amounts of $1,000 and integral multiples thereof and that if any Old Notes are tendered or exchange in part, the untendered principal amount thereof is $100,000 or any integral multiple of $1,000 in excess thereof; and (ii) that Chase shall deliver certificates for Old Notes tendered


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

in part to the transfer agent for split-up and shall return any untendered Old Notes or Old Notes which have not been accepted by the Company to the Holders promptly after the expiration or termination of the Exchange Offer.

      h. Upon acceptance by the Company of any Old Notes duly tendered pursuant to the Exchange Offer (such acceptance, if given orally, to be confirmed in writing), Chase will cause New Notes in exchange therefor to be issued as promptly as possible (subject to receipt from the Company of appropriate certificates under the related Indenture) and Chase will deliver such New Notes on behalf of the Company at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes tendered as promptly as possible after acceptance by the Company of the Old Notes for exchange and notice (such notice, if given orally, to be confirmed in writing) of such acceptance by the Company; provided, however, that in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by Chase of certificates for such Old Notes (or a book-entry confirmation), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. Chase shall issue New Notes only in denominations of $1,000 or any integral multiple thereof unless otherwise instructed by the Company in writing.

      i. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

      j. Notice of any decision by the Company not to exchange any Old Notes tendered shall be given by the Company either orally (if given orally, to be confirmed in writing) or in a written notice.

      k. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer--Conditions to the Exchange Offer" or otherwise, Chase shall, upon notice from the Company (such notice if given orally, to be confirmed in writing), promptly after the expiration or termination of the Exchange Offer return such certificate for unaccepted Old Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in Chase's possession, to the persons who deposited such certificates.

      l. Chase is not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, commercial bank, trust company or other nominee or to engage or use any person to solicit tenders.

      m.    As Exchange Agent, Chase:

            (i) shall have no duties or obligations other than those specifically set forth in the Prospectus, the Letter of Transmittal or herein or as may be subsequently agreed to in writing by Chase and the Company;

            (ii) will make no representations and will have no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates for the Old Notes


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

      deposited pursuant to the Exchange Offer and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer; provided, however, that in no way will Chase's general duty to act in good faith and without gross negligence or willful misconduct be limited by the foregoing;

            (iii) shall not be obligated to take any legal action hereunder which might in Chase's reasonable judgment involve any expense or liability, unless Chase shall have been furnished with reasonable indemnity from the Company satisfactory to Chase;

            (iv) may reasonably rely on and shall be fully authorized and protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram, facsimile or other document or security delivered to Chase and reasonably believed by Chase to be genuine and to have been signed by the proper party or parties;

            (v) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which Chase believes in good faith to be genuine and to have been signed or represented by a proper person or persons acting in a fiduciary or representative capacity (so long as proper evidence of such fiduciary's or representative's authority so to act is submitted to Chase) and Chase examines and reasonably concludes that such evidence properly establishes such authority;

            (vi) may rely on and shall be protected in acting upon written or oral instructions from the President, any Senior Vice President, any Executive Vice President, any Vice President, the Treasurer, any Assistant Treasurer or any other designated officer of the Company;

            (vii) may consult with its own counsel with respect to any questions relating to Chase's duties and responsibilities and the written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by Chase hereunder in good faith and in accordance with the written opinion of such counsel; and

            (viii) shall not advise any person tendering Old Notes pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of its Old Notes or as to the market value, decline or appreciation in market value of any Old Notes that may or may not occur as a result of the Exchange Offer or as to the market value of the New Notes. Chase shall take such action as may from time to time be requested by the Company (and such other action as Chase may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for tendering into (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request.

      n. Chase shall advise orally and promptly thereafter confirm in writing to the Company and such other person or persons as the Company may request, daily (and more


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

frequently during the week immediately preceding the Expiration Date and if otherwise reasonably requested) up to and including the Expiration Date, the aggregate principal amount of Old Notes which have been duly tendered pursuant to and in compliance with the terms of the Exchange Offer and the items received by Chase pursuant to the Exchange Offer and this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, Chase will also provide, and cooperate in making available to the Company, or any such other person or persons upon request (such request if made orally, to be confirmed in writing) made from time to time, such other information as the Company may reasonably request. Such cooperation shall include, without limitation, the granting by Chase to the Company, and such person or persons as the Company may request, access to those persons on Chase's staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received adequate information in sufficient detail to enable the Company to decide whether to extend the Exchange Offer. Chase shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Notes tendered, the aggregate principal amount of Old Notes accepted and deliver said list to the Company.

      o. Letters of Transmittal, book-entry confirmations and Notices of Guaranteed Delivery shall be stamped by Chase as to the date and the time of receipt thereof and shall be preserved by Chase for a period of time at least equal to the period of time Chase preserves other records pertaining to the transfer of securities, or one year, whichever is longer, and thereafter shall be delivered by Chase to the Company. Chase shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

      p. Chase hereby expressly waives any lien, encumbrance or right of set-off whatsoever that Chase may have with respect to funds deposited with it for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with Chase.

2. Compensation. The Company shall compensate Chase for its services as Exchange Agent in the amount of $5000; provided, further, that Chase reserves the right to receive reimbursement from the Company for any reasonable out-of-pocket expenses incurred as Exchange Agent in performing the services described herein, including, reimbursement for the fees and disbursements of its legal counsel in connection therewith.

3. Indemnification.

      a. The Company hereby agrees to protect, defend, indemnify and hold harmless Chase against and from any and all costs, losses, liabilities, expenses (including reasonable counsel fees and disbursements) and claims imposed upon or asserted against Chase on account of any action taken or omitted to be taken by Chase in connection with its acceptance of or performance of its duties under this Agreement and the documents related thereto as well as the reasonable costs and expenses of defending itself against any claim or liability arising out of or relating to this Agreement and the documents related thereto. This indemnification shall survive the release, discharge, termination, and/or satisfaction of this Agreement. Anything in this Agreement to the contrary notwithstanding, the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of Chase's bad faith, gross negligence or willful misconduct. Chase shall notify the Company by letter of the written assertion of a claim against Chase or of any other action commenced against Chase for which


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

Chase may seek indemnification from the Company promptly after Chase shall have received any such written assertion or shall have been served with a summons in connection therewith. Failure by Chase to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and Chase shall be entitled to retain its own counsel to defend any action or claim against Chase; provided, however, the fees and expenses of such counsel shall be paid by Chase unless (i) the employment of such counsel shall have been authorized in writing by the Company, (ii) the Company shall not have employed counsel to have charge of the defense of such action within 10 days after notice of commencement of the action, or (iii) Chase shall have reasonably concluded that there may be many defenses available to it which are different from or additional to those available to the Company, in any of which events such fees and expenses shall be paid by the Company.

      b. The Company shall not be liable for any settlement of any claim or action in respect of which indemnification could be sought in accordance with the indemnification provision of this Agreement (whether or not Chase or the Company or any of its directors, officers and controlling persons is an actual or potential party to such claim, action or proceeding), except with its written consent, which consent shall not be unreasonably withheld.

4. Tax Information.

      a. Chase shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that Chase is required, in certain instances, to deduct 31% with respect to interest paid on the New Notes and proceeds from the sale, exchange, redemption or retirement of the New Notes from Holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over by Chase to the Internal Revenue Service.

      b. Chase shall notify the Company of the amount of any transfer taxes payable in respect of the exchange of Old Notes and, upon receipt of written approval from the Company shall deliver or cause to be delivered, in a timely manner, to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes, a check in the amount of all transfer taxes so payable, and the Company shall reimburse Chase for the amount of any and all transfer taxes payable in respect of the exchange of Old Notes; PROVIDED, HOWEVER, that Chase shall reimburse the Company for amounts refunded to it in respect of its payment of any such transfer taxes, at such time as such refund is received by Chase.

5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state.

6. Notices. Any communication or notice provided for hereunder shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person, telecopy, or overnight delivery or by registered or certified mail (postage prepaid, return receipt requested) to the applicable party at the addresses indicated below:


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

                  If to the Company:

                           ContiFinancial Corporation
                           277 Park Avenue
                           New York, New York  10172

                           Attention: Chief Counsel

                  With a copy to:

                           Dewey Ballantine
                           1301 Avenue of the Americas
                           New York, New York  10019-6092
                           Telecopier No.:   (212) 259-6333

                           Attention: Mark R. Baker, Esq.

                  If to The Chase Manhattan Bank

                           The Chase Manhattan Bank
                           450 West 33rd Street
                           New York, New York  10001
                           Telecopier No.:  (212) 946-8158

                           Attention: Corporate Trust Department

                  With a copy to:

                           Kelley Drye & Warren LLP
                           101 Park Avenue
                           New York, New York  10178

                           Attention:  David Retter, Esq.

or, as to each party, at such other address as shall be designated by such party in a written notice complying as to delivery with the terms of this Section.

7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation to the foregoing, the parties hereto expressly agree that no holder of Old Notes or New Notes shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8. Counterparts; Severability. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which when so executed shall be deemed an original, and all of such counterparts shall together constitute one and the same agreement. If any term or other provision of this Agreement or the application thereof is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as


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

the economic or legal substance of the agreements contained herein is not affected in any manner adverse to any party. Upon such determination that any term or provision or the application thereof is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the agreements contained herein may be performed as originally contemplated to the fullest extent possible.

9. Captions. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10. Entire Agreement; Amendment. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified nor may any provision hereof be waived except in writing signed by each party to be bound thereby.

11. Termination. This Agreement shall terminate upon the earlier of (a) the 90th day following the expiration, withdrawal, or termination of the Exchange Offer,
(b) the close of business on the date of actual receipt of written notice by Chase from the Company stating that this Agreement is terminated, (c) one year following the date of this Agreement, or (d) the time and date on which this Agreement shall be terminated by mutual consent of the parties hereto.

12. Miscellaneous. Chase hereby acknowledges receipt of the Prospectus and the Letter of Transmittal and the Notice of Guaranteed Delivery and further acknowledges that it has examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal and the Notice of Guaranteed Delivery (as they may be amended or supplemented from time to time), on the other hand, shall be resolved in favor of the latter three documents, except with respect to the duties, liabilities and indemnification of Chase as Exchange Agent which shall be controlled by this Agreement.


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            Kindly indicate your willingness to act as Exchange Agent and
Chase's acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to the Company a copy of this Agreement so signed, whereupon this Agreement and Chase's acceptance shall constitute a binding agreement between Chase and the Company.

                              Very truly yours,

                              CONTIFINANCIAL CORPORATION


                              By:
                                  ------------------------------------
                                  Name:
                                         -----------------------------
                                  Title: Authorized Signatory


                              By:
                                  ------------------------------------
                                  Name:
                                         -----------------------------
                                  Title: Authorized Signatory

Accepted and agreed to as of
the date first written above:

THE CHASE MANHATTAN BANK


By:
    ------------------------------------
    Name:
          -----------------------------
    Title:
          -----------------------------


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